PROSPECTUS SUPPLEMENT	Filed Pursuant to Rule 424(b)(4)
To Prospectus Dated May 22, 2000	Registration No. 333-36112

$345,000,000

TriQuint Semiconductor, Inc.

4% Convertible Subordinated Notes due 2007

and Shares of Common Stock

This prospectus supplement relates to the resale by the selling securityholders of 4% convertible subordinated notes due 2007 of TriQuint Semiconductor, Inc. and the shares of common stock, par value of $0.001 per share, of TriQuint Semiconductor, Inc. issuable upon the conversion of the notes.

This prospectus supplement should be read in conjunction with the prospectus dated May 22, 2000, which is to be delivered with this prospectus supplement.  All capitalized terms used but not defined in the prospectus supplement shall have the meanings given them in the prospectus.

The table below sets forth information as of the date hereof concerning beneficial ownership of the notes of the selling securityholders as listed below.  All information concerning beneficial ownership has been furnished by the selling securityholders.

Name	Principal Amount of Notes Beneficially Owned That May Be Sold	Percentage of Notes Outstanding	Number of Shares of Common Stock That May Be Sold(1)	Percentage of Common Stock Outstanding(2)
Merrill Lynch, Pierce, Fenner and Smith Inc.(3) 101 Hudson Street, 10th Floor Jersey City, NJ 07302	$250,000	*	3,687	*

*                 Less than 1%

(1)          Assumes conversion of the full amount of notes held by such holder at the current conversion price of $67.80 per share; such conversion price is subject to adjustment as described under “Description of Notes — Conversion of Notes.”  The initial conversion price of $135.60 per share of common stock has been adjusted to reflect the two-for-one forward stock split effected by TriQuint as a stock dividend on July 11, 2000 to stockholders of record on June 19, 2000.  Accordingly, the number of shares of common stock issuable upon conversion of the Notes may increase or decrease from time to time.  Under the terms of the Indenture, fractional shares will not be issued upon conversion of the notes; cash will be paid in lieu of fractional shares, if any.

(2)          Computed in accordance with Rule 13d-3(d)(i) promulgated under the Exchange Act and based upon 130,257,185 shares of common stock outstanding as of September 30, 2001, treating as outstanding the number of shares of common stock shown as being issuable upon the assumed conversion by the named holder of the full amount of such holder’s notes but not assuming the conversion of the notes of any other holder.  Investing in the securities offered hereby involve a high degree of risk.  See “Risk Factors” beginning on page 8 of the prospectus.

(3)          Merrill Lynch, Pierce, Fenner and Smith, Inc. has acted as an underwriter for an issuance of our securities within the past three years. The amounts presented herein are in addition to those reported by the selling securityholder in the prospectus supplements dated June 1, 2000, June 8, 2000, July 7, 2000, August 8, 2000, August 24, 2000, October 13, 2000, December 19, 2000, January 18, 2001, and May 31, 2001.

The Securities and Exchange Commission and state securities

regulators have not approved or disapproved of these

securities or determined if this prospectus is truthful

or complete.  Any representation to the

contrary is a criminal offense.

The date of this Prospectus Supplement is March 12, 2002.